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                                    AMENDMENT
                                 TO THE BY-LAWS
                                       OF
                               BEST BUY CO., INC.


     Pursuant to resolutions adopted by the Board of Directors of Best Buy Co., Inc., at a meeting of the Board of Directors held November 2, 1994, Article IV of the Amended and Restated By-laws of this corporation has been amended, effective as of November 4, 1994, to read as follows:


                                   ARTICLE IV
                                    OFFICERS

Section 1
ELECTION, TERM;
NUMBER.

     The officers of the corporation shall be elected or appointed by the Board of Directors. The officers of the corporation shall consist of a Chairman and Chief Executive Officer, a President and Chief Operating Officer, a Chief Financial Officer, a Treasurer, and such other officer or officers as are elected or appointed by the Board of Directors. A person may hold more than one office. The officers shall perform such duties and have such responsibilities as provided for in these By-laws or as otherwise determined by the Board of Directors. The terms of office with respect to each officer shall be prescribed by the Board at the time of election of the officers and absent the specifications of a term, the term shall be determined to be at the pleasure of the Board of Directors.

Section 2
CHAIRMAN AND CHIEF EXECUTIVE OFFICER.

     The Chairman and Chief Executive Officer shall preside at all meetings of shareholders and directors and shall be responsible for the strategic management and planning of the business of the corporation, in addition to the duties and powers prescribed by the Board of Directors or by Chapter 302A.



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Section 3
PRESIDENT AND CHIEF OPERATING OFFICER.

     The President and Chief Operating Officer shall have responsibility for managing the day-to-day operations of the business of the corporation, in addition to such other duties and powers prescribed by the Board of Directors.

Section 4
VICE PRESIDENTS.

     The Vice Presidents, if any, in the order designated by the Board of Directors, shall perform the duties and exercise the powers of the President in his absence or upon his incapacity and shall perform such other duties as the Board of Directors may from time to time prescribe or as may be delegated by the Chief Executive Officer or the President.

Section 5
CHIEF FINANCIAL OFFICER.

     The Chief Financial Officer of the corporation shall be responsible for the strategic management and planning of the corporation's finances, in addition to the duties and powers prescribed by the Board of Directors or by Chapter 302A.

Section 6
TREASURER.

     The Treasurer of the corporation shall have responsibility for managing the day-to-day finances of the corporation, in addition to such other duties and powers prescribed by the Board of Directors.

Section 7
SECRETARY.

     The Secretary or Assistant Secretary, if any, shall attend all meetings of the Board of Directors, committees thereof, if any, and all meetings of the shareholders and record all votes and minutes of all proceedings in a book kept for that purpose. The Secretary or Assistant Secretary shall give or cause to be given notice of all meetings of the shareholders and of the Board of Directors and of committees, if any, and shall perform such other duties as may be prescribed by the Board of Directors or delegated to such officer by the Chief Executive Officer, the President or the Chief Financial Officer. The Secretary or Assistant Secretary shall cause and affix the seal of the corporation, to the extent the corporation shall have one, to any instrument requiring the same. If there is no Secretary or Assistant


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Secretary, then the duties and responsibilities provided for herein shall be discharged by the President.

Section 8
VACANCIES.

     If any office becomes vacant by reason of death, resignation, retirement, disqualification, removal, or other cause, the directors then in office, although less than a quorum, may by a majority vote, choose a successor or successors who shall hold office for the unexpired term in respect of which such vacancy occurred.

Section 9
DELEGATION.

     Unless prohibited by a resolution approved by the affirmative vote of the Board of Directors, an officer of the corporation may delegate some or all of the duties and powers of an office to other persons, provided that such delegation is in writing.




                               /s/ Elliot S. Kaplan
                               -----------------------------
                               Elliot S. Kaplan
                               Secretary



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